UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 7, 2008

FUTUREFUEL CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-52577	20-3340900
(Commission File Number)	(IRS Employer Identification No.)

8235 Forsyth Blvd., Suite 400
St. Louis, Missouri  63105
(Address of Principal Executive Offices)

(314) 854-8520
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.       Other Events.

FutureFuel Provides Update on Second Half 2007 Operating Results

St. Louis, MO, February 7, 2008 – FutureFuel Corp. ("FutureFuel", "we" or the "Company") reported its first half 2007 results in an announcement filed with the London Stock Exchange’s Alternative Investment Market on February 1, 2008 and trading of its securities resumed.  Today FutureFuel provided an update on its operations during the second half of 2007.

As disclosed in its first half 2007 results, FutureFuel’s revenues and earnings before interest, taxes, depreciation and amortization during the first half of 2007 were $79.1 million and $2.0 million, respectively.  The Company’s first half 2007 financial results are available on the investor relations page of the Company’s website at www.futurefuelcorporation.com.  These results were broadly in line with management's expectations.  During the second half of 2007, the Company experienced improved performance, with results across nearly all product lines coming in ahead of expectations.

Revenue during the second half of 2007 is estimated to be in excess of $90 million, with full year revenue of approximately $170 million.  The higher revenue base in the second half of the year is also expected to result in increased profitability.  At December 31, 2007 the Company had approximately $74 million of cash, cash equivalents and short term investments, versus approximately $63 million at June 30, 2007.  All of the above financial information is preliminary and is subject to audit and further adjustment.

Forward-Looking Statements - All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in FutureFuel's Form 10 filed with the Securities and Exchange Commission.  These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. FutureFuel assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUTUREFUEL CORP.

By:	/s/ Douglas D. Hommert
Douglas D. Hommert, Executive Vice President, Secretary and Treasurer

Date:  February 7, 2008

2